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                                                                      EXHIBIT 99

                             Nematron news release

                      NEMATRON TO ACQUIRE INTEC CONTROLS
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ANN ARBOR, MICHIGAN, FEBRUARY 21, 1997 (NASDAQ:NEMA):  Nematron Corporation
today announced it has signed a definitive agreement to acquire Intec Controls Corporation, Walpole, Massachusetts. Intec Controls will be merged with NemaSoft, Inc., which is a wholly owned subsidiary of Nematron Corporation. Frank G. Logan, III, Nematron's CEO and president will oversee operations of both Nematron and its NemaSoft subsidiary. The transaction will be a merger through a tax free exchange of Nematron stock for Intec stock. Further financial details of the transaction are not available at this time.

     Intec Controls' products will be integrated into the current NemaSoft product line of open architecture control and automation software products. These will include the client/server architecture, Paragon family of high performance regulatory control software solutions. Intec serves a wide variety of process industries including biotechnology, chemical, food and beverage, energy and building management, pharmaceutical, textiles, and others. This experience with the process industries will augment NemaSoft's products that are utilized heavily in discrete manufacturing applications.

     The addition of Intec's software development personnel is important to the rapid development and timeliness to market of software based products. Intec's key products are based on the popular Microsoft Windows operating system and will augment NemaSoft's current Windows NT offerings. Intec also offers JAVA bindings to their product offering for support of Internet/intranet browser access to process data.

     NemaSoft will continue to operate the unit out of its Walpole, Massachusetts headquarters and continue to employ the current staff. The addition of the 40 employees will bring NemaSoft's total employment to approximately 55 persons including over 20 software programmers. Annual revenues of the combined companies for the last twelve months are in excess of $25 million, with more than 25% coming from applications software products.

     In addition to providing a wider product range for NemaSoft, Intec provides employees to fill key roles in the growth of NemaSoft software based business segment. These additions include area sales managers and an operating unit located in the United Kingdom. The facilities in the United Kingdom will be used to augment Nematron's


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European sales operations.  Intec's wholly owned subsidiary in the UK will become the European headquarters for NemaSoft. A total of eight people will be based in that office.

     "This is a great step forward for NemaSoft," said Logan. "The client/server architecture, regulatory control functions and SQL database capabilities of Paragon greatly expand the power of our OpenControl product line. With the newly available JAVA bindings and HTML Browser support, we can offer broader enterprise access to our OpenControl automation environment."

     Tom Kraus, President of Intec Controls, said, "We have been looking hard for a strategic partner to help us grow in the automation marketplace. Our technology has always been strong; now we have the added resources, distribution capability, and vision of the Nematron team behind us. I look forward to a strong future for the company."

     The discussion in this news release includes forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include general economic conditions, the Company's ability to successfully integrate Intec's operations into its existing operations, the satisfaction of conditions to closing, and such additional factors as may be described in the Company's reports filed with the Securities and Exchange Commission. The merger is subject to approval by Intec shareholders and to other customary conditions. Closing of the acquisition is expected in late March.

           Nematron designs and manufactures PC-based industrial automation products that include software for direct machine control, process visualization and data acquisition. In addition, the Company produces related hardware products that leverage or support its software. Nematron products cover a broad spectrum from low end operator interface to Windows NT control software, including PowerVIEW(TM), AutoNet(TM) and FloPro(R). Nematron pioneered the operator interface segment of factory automation in 1983 with the introduction of the Industrial
      Workstation(TM).   For additional information about Nematron, visit our
      web site at http://www.nematron.com.

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